Exhibit 10.3

2011 AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT

This 2011 Amended and Restated Change of Control Agreement (the “Agreement”) is made by and between Avnet, Inc., a New York corporation, with its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (“Avnet” or the “Company”) and        (the “Officer”), effective as of        (the “Effective Date”). Avnet and the Officer are collectively referred to in this Agreement as the “Parties.”

WHEREAS, the Parties previously entered into a certain [insert title of employment agreement] (the “Employment Agreement”), and a prior Change of Control Agreement effective December 19, 2008 (the “Prior Agreement”); and

WHEREAS, the Parties wish to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the Employment Agreement, the Parties agree as follows:

1. Definitions.

(a) “Change of Control” means the date of the earliest to occur of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (A) the then outstanding shares of common stock of Avnet or (B) the combined voting power of the then outstanding voting securities of Avnet entitled to vote generally in the election of members of the Board of Directors of Avnet (the “Board”); provided, however, that the following transactions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

(ii) the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) are replaced during any twelve- (12-) month period by new Board members whose appointment or nomination was not endorsed by a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose appointment or nomination to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of any member of the Board, or other actual or threatened solicitation of proxies or consents, by or on behalf of a Person other than a majority of the then Incumbent Board; or

(iii) a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company (in one or more transactions).

(b) “Constructive Termination” means the happening of any of the following events (each an “Adverse Action”) without the written consent of the Officer:

(i) a material diminution of the Officer’s authorities, duties or responsibilities, including, without limitation, title and reporting relationship;

(ii) a material change in the geographic location at which the Officer is primarily required to perform services for the Company;

(iii) a material reduction in the Officer’s base compensation; or

(iv) any other action or inaction that constitutes a material breach by the Company under its employment agreement with the Officer;

provided, however, that the Officer shall not be deemed to have terminated employment on account of a Constructive Termination unless:

(x) within ninety (90) days after the Adverse Action, the Officer notifies the Company in writing of his desire to terminate employment on account of such Constructive Termination;

(y) following its receipt of such notice, the Company has thirty (30) days to remedy the Adverse Action; and

(z) the Company fails to remedy such event by the end of such thirty (30) day period and the Officer’s termination of employment occurs no later than two (2) years after the Adverse Action.

(c) The “Exchange Act” shall mean the 1934 Securities Exchange Act, as amended.

2. Constructive Termination or Termination after Change of Control. If, within twenty-four (24) months after a Change of Control, the Company terminates the Officer’s employment without cause (as defined in the Employment Agreement) or the Officer’s employment terminates on account of a Constructive Termination, the following provisions shall apply:

(a) The Company shall pay to the Officer, in lieu of any other payment rights under the Employment Agreement (except as provided in paragraph (c), below), an amount equal to 2.99 times the sum of: (i) the Officer’s annual salary for the year in which such termination occurs (disregarding any reduction in such salary that gives rise to a termination of employment on account of a Constructive Termination), and (ii) the Officer’s target incentive compensation for the fiscal year of the Company in which such termination occurs. Subject to the Six-Month Delay Rule described in Section 3(d), below, such amount shall be paid within five (5) days after the Officer’s termination of employment.

(b) All of the Officer’s unvested stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, and other equity compensation rights and awards shall accelerate and vest, so as to be immediately deliverable to, and where applicable exercisable by, the Officer. To the extent that the number of shares or amount of cash deliverable is contingent on achieving performance objectives, such number of shares or amount of cash shall be the target number or amount prescribed by the applicable award agreement.

(c) The Company shall pay to the Officer the following compensation for services performed through his termination date: (i) all accrued and unpaid salary, and (ii) a pro-rated annual incentive payment. The accrued and unpaid salary shall be paid on the Officer’s last day of employment. The pro-rated annual incentive payment shall be paid after the performance period, at the time prescribed by the applicable incentive plan, based on (and subject to) actual achievement of the applicable performance goals (as modified to the extent required by the Employment Agreement).

(d) The Officer shall continue to be eligible for the medical, dental, life insurance, disability insurance and automobile benefits for which the Officer is eligible immediately before his termination of employment for a period of two years after such termination; provided, however, that—

(i) the Officer’s participation in each such benefit shall be conditioned on the Officer paying for any portion of the premiums or costs that are charged to similarly situated active employees;

(ii) payment of the automobile benefits and any other benefits that are treated as “nonqualified deferred compensation” under Section 409A of the Code shall be subject to the Six-Month Delay Rule described in Section 3(d), below; and

(iii) unless the Company determines that it can provide continued medical and dental benefits under a group health plan without violating any applicable nondiscrimination or similar rules, in lieu of subsidized medical and dental benefits under a Company plan, the Company shall pay to the Officer an amount for each month during such two-year period. The amount for each month shall be 167 percent of the excess of (A) the COBRA premium for the applicable coverage under the Company’s plan for such month, over (B) the premium that an active senior executive of the Company would be required to pay for such coverage under the Company’s plan for such month. Subject to the Six-Month Delay Rule described in Section 3(d), below, such amount shall be paid monthly in arrears.

3. Section 409A.

(a) Intent to Comply With Section 409A. This Agreement shall be interpreted consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such that there are no adverse tax consequences, interest or penalties as a result of any amount paid or payable under this Agreement. Any ambiguity or inconsistency in the provisions of this Agreement shall be resolved consistent with such intent. In addition, to the extent permitted by law, the parties agree to make a good faith effort to modify this Agreement to the extent that either party determines is necessary to comply with Section 409A.

(b) Separation From Service. Except as otherwise expressly provided, references in this Agreement to the Officer’s termination of employment, termination date and similar terms related to Officer’s termination of employment or separation from service shall refer to the date of Officer’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Company.

(c) Section 409A Substitution Rule. To the extent that an amount payable under this Agreement is provided in lieu of, or as a substitution for, an amount otherwise due under the Employment Agreement, such amount shall be paid at the time prescribed by the Employment Agreement (i.e., without regard to the acceleration that would otherwise occur by reason of this Agreement) unless the Officer’s termination of employment occurs and payment is due within 24 months after a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of the Treasury Regulations issued under Section 409A(a)(2)(A)(v) of the Code.

(d) Six-Month Delay Rule. If, as of his termination date, the Officer is a “specified employee” (as determined by the Company in accordance with Treas. Reg. § 1.409A-1(i)), any amount payable to the Officer upon or by reason of his termination of employment (including expense reimbursements and in-kind benefits that are includible in income) shall be subject to the six (6) month delay required by Section 409A(a)(2)(B)(i) of the Code; provided, however, that such six (6) month delay shall not be required with respect to any payment that the Company determines is not subject to Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9)(iii), or any other exemption. If payment of any amount is delayed by reason of this six (6) month delay, such amount shall be paid with interest within five (5) business days after the first day of the seventh (7th) month that starts after the Officer’s termination date (or, if earlier, within 90 days after the Officer’s death). Except as otherwise provided in a governing document for an applicable benefit plan, program, or other arrangement, interest shall be calculated using the prime rate of interest in effect at Bank of America, N.A. (or another bank designated by the Company that is one of its principal banks) on the Officer’s termination date.

(e) Installments Treated as Separate Payments. For purposes of Section 409A of the Code, except as otherwise expressly provided, each installment of payments and benefits due under this Agreement shall be treated as a separate payment.

(f) Acceleration or Deferral of Payments. Neither the Company nor the Officer shall have the right to accelerate or defer the delivery of any payment or benefit due under this Agreement, except to the extent expressly permitted or required by Section 409A.

(g) Payment Date. To the extent that any payment under this Agreement may be made during a payment window, the date of payment shall be determined by the Company, in its sole discretion, and not by the Officer or any other individual entitled to receive the payment.

(h) Expense Reimbursements and In-Kind Benefits. To the extent that any expense reimbursement or in-kind benefit is subject to Section 409A (e.g., the expense reimbursement is includible in income and is not required to be paid by the end of the “applicable 21/2-month period” described in Treas. Reg. § 1.409A-1(b)(4)(i)(A)), such reimbursement or benefit shall be subject to the conditions set forth in Treas. Reg. § 1.409A-3(i)(1)(iv). Accordingly:

(i) The amount of such expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Officer shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(ii) The reimbursement of each such expense shall be paid no later than the last day of the Officer’s taxable year next following the taxable year in which the expense was incurred; and

(iii) The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

4. Governing Law. This Agreement shall be construed, interpreted and governed by the law of the State of Arizona, without giving effect to Arizona principles regarding conflict of laws. Reference to any provision of the Code or other law shall include all regulations and other guidance of general applicability issued thereunder, and shall be deemed to include any successor provision.

5. Miscellaneous.

(a) Tax Withholding. All amounts payable under this Agreement are subject to withholding for all federal, state and local taxes, and all other amounts relating to tax or other payroll deductions, as the Company may reasonably determine should be withheld. Regardless of the amount withheld, the Officer shall be solely responsible for paying all required taxes (other than the employer’s share of employment taxes) on all payments and other compensation (including imputed compensation) and benefits provided under this Agreement.

(b) Succession. This Agreement shall extend to and be binding upon the Officer, his legal representatives, heirs and distributees, and upon the Company, its successors and assigns. Without limiting the foregoing sentence, Avnet shall require any successor (whether direct or indirect, by merger, consolidation, sale of stock or assets or otherwise) to the business or assets of Avnet expressly, absolutely and unconditionally to assume and to agree to perform under this Agreement in the same manner and to the same extent as Avnet would have been required to perform if no such succession had taken place. As used in this Agreement, “Avnet” and the “Company” shall mean Avnet and the Company as heretofore defined and any successor to its business or assets that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

(c) Entire Agreement, Coordination with Employment Agreement.

(i) This Agreement is the entire agreement of the parties with respect to its subject matter and no waiver, modification or amendment of any of its provisions shall be valid unless in writing and signed by both parties. As of the Effective Date, this Agreement supersedes the Prior Agreement, which is hereby canceled and of no further effect.

(ii) This Agreement modifies the Employment Agreement between the Officer and the Company only with respect to such terms and conditions that are specifically addressed in this Agreement. All other provisions of the Employment Agreement shall remain in full force and effect.

(d) Waiver of Breach. The waiver of breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

(e) Forfeiture of Certain Parachute Payments.

(i) Notwithstanding any other provision of this Agreement, if paragraph (ii), below, applies, the Officer shall forfeit amounts payable to the Officer under this Agreement to the extent that a certified public accounting firm selected and paid by the Company (the “Accounting Firm”) determines is necessary to ensure that the Officer is not reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Accounting Firm’s determination shall be conclusive and binding upon the Company and the Officer.

(ii) This paragraph (ii) shall apply if (and only if) (A) any payment to be made under this Agreement is reasonably likely to result in the Officer receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and (B) the Officer’s forfeiture of payments due under this Agreement would result in the aggregate after-tax amount that the Officer would receive being greater than the aggregate after-tax amount that the Officer would receive if there were no such forfeiture.

(iii) Neither the Company nor the Officer shall have any discretion to determine which payments are forfeited. The forfeiture shall apply in reverse chronological order—e.g., the last payment in any series of payments shall be forfeited before any part of an earlier payment is forfeited.

(f) Headings. The headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

OFFICER	AVNET, INC.
By